Shareholder Information Agreement

(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Shareholder Information Agreement ("Agreement") is entered into as of April 16, 2007 by and between  MFS  Fund  Distributors,  Inc.  ("MFD"),  principal underwriter of the MFS funds, and Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Transamerica Occidental Life Insurance Company, and Life Investors Insurance Company of America with an effective date of October 16, 2007.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term "Intermediary" shall mean each separate account of an insurance company listed on the signature page of this Agreement that invests in an MFS fund.

The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does  not  include  any  "excepted  funds"  as  defined  in  SEC  Rule  22c-2(b)  under  the Investment Company Act of 1940.1

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term "Shareholder-Initiated Transfer Purchase" means  a transaction  that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result  of "dollar cost averaging" programs, insurance company approved asset allocation programs, managed account programs   or  automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions,   retirement   plan   salary  reduction   contributions,   or  planned   premium

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1 As defined in SEC Rule 22c-2(b), term "excepted fund" means any: ( I ) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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payments to the Contract; or (v) pre-arranged  transfers  at the conclusion of a required free look period.

The  term "Shareholder-Initiated   Transfer  Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out  of  a Fund,  but does  not  include  transactions  that  are executed:  (i)  automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs;  (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract;  (iv) as a result of payment of a death benefit from a Contract; (v) as part of a Contract discontinuance or termination of the employee benefit plan; or (vi) as normal participant withdrawals  from  employee benefit plans made on account of termination, loans, hardship, etc.

NOW, THEREFORE, MFD and the Intermediaries hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other governmentissued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of  any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.  Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder Initiated Transfer Redemptions.

1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

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*  According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.  The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration  (SSA).  SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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1.2 Timing of Requests.  Fund requests for Shareholder information shall. :be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies  established by the Fund for the purpose  of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.3 Form and Timing of Response.  (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.4 Limitations on Use of Information. MFD agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that have been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's  account)  that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions  must  be received by an Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

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FMG Separate Accounts Group 4333 Edgewood Road, NE
Mail Drop 4410 Cedar Rapids, IA 52499
FAX: (319) 355-8260

Primary Email: FMGSeparateAccountsGroup@AEGONUSA. com

Sheryl Wade
Phone: (319) 355-8153
swade@ AEGONUSA.com

Linda Curson
Phone: (319) 355-8381
lcurson@ AEGONUSA. com

2.1 Form of Instructions. Instructions must  include  the  TIN,  ITIN,  or GII and the specific individual Contract owner number or  participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual  Contract  owner  number  or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction  relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases  or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

2.2 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.3 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed.  Intermediary agrees to provide confirmation as soon as reasonably practicable, but  not  later than ten business days after the instructions  have  been  executed.  Such confirmation should be sent to:

MFS Service Center
Attn: Fund Trade Monitoring Group 500 Boylston Street
Boston, MA 02116

Phone: 617-954-3864
Fax: 877-654-3203
E-Mail: DLFundMonitoringTeam@ mfs.com

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3. Construction of  the Agreement; Participation Agreement.  MFD and/or the Fund and Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company,  Transamerica Occidental Life Insurance Company, and/or Life Investors Insurance Company of America the Insurance Companies  have entered into one or more Participation Agreement(s) between or among them, for the purchase and redemption  of shares of the Funds by the Accounts  in connection with the Contracts. This Agreement supplements the Participation Agreement(s), as amended. To the extent the terms of this Agreement conflict with the terms of the Participation  Agreement(s),  the terms  of this Agreement shall control.

4.	Termination. This Agreement will terminate upon the termination of the applicable Participation Agreement( s).

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MFS FUND DISTRIBUTORS, INC.

___/s/ James A. Jessee___________________
By:  James A. Jessee
Title:  President 4/11/07

TRANSAMERICA LIFE INSURANCE COMPANY
TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
LIFE INVESTORS INSURANCE COMPANY

___/s/___________________
By:
Title:

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Addendum to the Shareholder Information Agreement
(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Addendum ("Addendum") modifies the Shareholder Information Agreement  ("Agreement") to which it is attached by and between MFS Fund Distributors, Inc. and Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Transamerica Occidental Life Insurance Company, and/or Life Investors Insurance Company of America the Insurance Companies ("Insurers").

As used in this Addendum, the terms use herein shall have same meaning as those used in the Agreement, unless the term is defined differently herein or a different meaning is clearly required by the contexts:

A.  Scope of this Addendum

This Addendum modifies the terms of the Agreement with respect to group annuities and funding agreements products issued by one or more of the Insurers in conjunction with certain pension or retirement plans. The parties  agree that these products and customers presents unique recordkeeping requirements and therefore, it is necessary for the parties to address the requirements for producing the necessary data in this separate Addendum.

B.	Modification to Section 1.1 of the Agreement.

Section 1.1 is modified by the addition of the following solely with respect to the products identified above:

In no event will the request for data cover periods longer than 18 calendar months from the date of the request. Furthermore, data requests may not cover periods prior to the later of the effective date this Agreement or October 15, 2007.

C.	Modification to Section 1.3 of the Agreement.

Section 1.3 is modified by the addition of the following solely with respect to the products identified above:

For requests for periods prior to 90 days from  the  request,  the Intermediary will inform the Fund within 10 business days of the timing of the response which will not exceed a reasonable period of time taking into account the complexity of obtaining such information from systems and archives.

No other provisions are modified by this Addendum.

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